Exhibit 23.3

CONSENT OF FROST & SULLIVAN

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Masimo Corporation (File No. 333-142171), and any amendments thereto (the “Registration Statement”), of references to information contained in our reports titled “U.S. Pulse Oximetry and Capnography and Anesthesia Agent Monitoring Equipment Markets,” dated May 2003, and “U.S. Pulse Oximetry Sensors and Capnography Supplies and Blood Pressure Cuffs and Electrocardiogram Supplies Markets,” dated March 2004, and any updates to such reports. We further consent to the references to our firm’s name in the Registration Statement and the inclusion of this consent as an exhibit to such Registration Statement.

/s/ Monali Patel Shastry
Monali Patel Shastry
Director of Healthcare Research
Frost & Sullivan

May 21, 2007